EXHIBIT 99

First Citizens Reports Earnings for Fourth Quarter 2007

RALEIGH, N.C., Jan. 28, 2008 (PRIME NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending December 31, 2007, of $26.2 million, compared to $33.2 million for the corresponding period of 2006, a decrease of 21.2 percent, according to Lewis R. Holding, chairman of the board.

Results for the fourth quarter 2007 include a significant increase in the provision for credit losses and higher noninterest expense when compared to the same period of 2006. While noninterest income improved during the fourth quarter of 2007, continuing market-driven interest rate pressure caused net interest income to increase only marginally.

Per share income for the fourth quarter 2007 totaled $2.51, compared to $3.18 for the same period a year ago. First Citizens' results generated an annualized return on average assets of 0.64 percent for the fourth quarter of 2007, compared to 0.84 percent for the fourth quarter of 2006. The annualized return on average equity was 7.31 percent during the current quarter, compared to 10.19 percent for the same period of 2006.

Net interest income increased $3.4 million or 2.8 percent during the fourth quarter of 2007. The taxable-equivalent net yield on interest-earning assets declined 6 basis points to 3.35 percent. Average loans and leases exhibited healthy growth during the fourth quarter of 2007 when compared to the same period in 2006, up $664.4 million or 6.5 percent. Average interest-bearing liabilities increased $614.3 million or 5.3 percent over 2006.

The provision for credit losses increased significantly during the fourth quarter of 2007, up $4.3 million or 58.1 percent versus the same period of 2006. Net charge-offs equaled $8.4 million during the fourth quarter of 2007, compared to $7.0 million during the fourth quarter of 2006. The annualized ratio of net charge-offs to average loans and leases equaled 0.31 percent during the fourth quarter of 2007, compared to 0.27 percent during the same period of 2006.

Noninterest income increased $7.3 million or 10.5 percent during the fourth quarter of 2007. The improvement resulted from growth in wealth advisory services, cardholder and merchant services income and service charge income. Noninterest expense increased $14.9 million during the fourth quarter of 2007. This 11.3 percent increase resulted primarily from higher salary expense, $3.3 million for litigation matters resulting from Visa International member bank status and cardholder and merchant processing costs. Salary expense increased $5.3 million or 9.2 percent, primarily due to new branch offices and the impact of merit increases. Cardholder and merchant processing costs increased $1.6 million or 13.4 percent during the fourth quarter of 2007, as a result of higher levels of transaction volume and new cardholder reward programs.

For the year ending December 31, 2007, net income amounted to $108.6 million or $10.41 per share, compared to $126.5 million or $12.12 per share earned during 2006. Net income as a percentage of average assets equaled 0.68 percent during 2007, compared to 0.83 percent during 2006. The return on average equity was 7.92 percent for 2007, compared to 10.19 percent for 2006. Lower net income during 2007 resulted from much higher provision for credit losses and noninterest expense offset partially by improved noninterest income.

Net interest income during 2007 increased only $3.8 million, or 0.8 percent versus 2006. Although average interest-earning assets grew $654.9 million or 4.8 percent during 2007, the combined impact of a flat yield curve and highly competitive loan and deposit pricing caused the taxable-equivalent net yield on interest-earning assets to decline 13 basis points to 3.41 percent during 2007, when compared to 2006.

The provision for credit losses increased $12.7 million or 60.6 percent during 2007. Net charge-offs for 2007 totaled $28.0 million, compared to $18.0 million recorded during the same period of 2006. Higher 2007 net charge-offs were primarily due to an $8.6 million increase in losses on working capital finance loans. The ratio of net charge-offs to average loans and leases in 2007 equaled 0.27 percent compared to 0.18 percent for the prior year.

Noninterest income increased $24.1 million or 8.9 percent during 2007. Cardholder and merchant services income increased $11.0 million or 12.7 percent from 2006 to 2007 due to transaction volume growth. Income from wealth advisory services continued to display very favorable growth trends, up $7.1 million or 16.8 percent during 2007. Service charges on deposit accounts increased $5.3 million or 7.3 percent during 2007.

Noninterest expense increased $43.6 million or 8.2 percent during 2007. Salaries and wages increased $15.4 million or 6.7 percent during 2007 as a result of new branch locations and merit increases. Costs related to cardholder and merchant activities, including processing and cardholder reward costs, increased $7.9 million or 17.0 percent over the same period of 2006, due to higher transaction volume and enhanced programs. Occupancy costs grew $4.8 million or 9.1 percent, due to new branches and expenses related to the new headquarters building. Equipment costs increased $3.9 million or 7.5 percent during 2007. Other expense included $3.3 million related to BancShares' estimated portion of the pending litigation resulting from Visa International membership.

As of December 31, 2007, First Citizens had total assets of $16.2 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 395 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

                  CONDENSED STATEMENTS OF INCOME
                  ------------------------------

                             Three Months Ended        Year Ended
 (thousands, except share        December 31          December 31
  data; unaudited)             2007       2006       2007       2006
 ---------------------------------------------------------------------
 Interest income            $ 230,827  $ 219,493  $ 904,056  $ 830,315
 Interest expense             109,197    101,215    423,714    353,737
 ---------------------------------------------------------------------
 Net interest income          121,630    118,278    480,342    476,578
 Provision for credit losses   11,795      7,462     33,594     20,922
 ---------------------------------------------------------------------
 Net interest income after
  provision for credit
  losses                      109,835    110,816    446,748    455,656
 Noninterest income            76,534     69,246    295,470    271,367
 Noninterest expense          146,286    131,400    574,664    531,077
 ---------------------------------------------------------------------
 Income before income taxes    40,083     48,662    167,554    195,946
 Income taxes                  13,920     15,467     58,937     69,455
 ---------------------------------------------------------------------
  Net income                $  26,163   $ 33,195  $ 108,617  $ 126,491
 =====================================================================
 Taxable-equivalent net
  interest income           $ 123,666  $ 120,110  $ 488,019  $ 482,927
 =====================================================================
 Net income per share       $    2.51  $    3.18  $   10.41  $   12.12
 Cash dividends per share       0.275      0.275       1.10       1.10
 ---------------------------------------------------------------------
 Profitability Information
  (annualized)
 Return on average assets        0.64%      0.84%      0.68%      0.83%
 Return on average equity        7.31      10.19       7.92      10.19
 Taxable-equivalent net
  yield on interest-
  earning assets                 3.35       3.41       3.41       3.54
 ---------------------------------------------------------------------

                      CONDENSED BALANCE SHEETS
                      ------------------------

 (thousands, except share      December 31    December 31
  data; unaudited)                 2007          2006          Change
 ---------------------------------------------------------------------
 Cash and due from banks      $    793,788  $  1,010,984        -21.48%
 Investment securities           3,236,835     3,221,048          0.49%
 Loans and leases               10,963,904    10,273,043          6.72%
 Allowance for loan and
  lease losses                    (136,974)     (132,004)         3.77%
 Other assets                    1,354,554     1,356,626         -0.15%
 ---------------------------------------------------------------------
 Total assets                 $ 16,212,107  $ 15,729,697          3.07%
 =====================================================================

 Deposits                     $ 12,928,544  $ 12,743,324          1.45%
 Other liabilities               1,842,355     1,675,554          9.95%
 Shareholders' equity            1,441,208     1,310,819          9.95%
 ---------------------------------------------------------------------
 Total liabilities and
  shareholders' equity        $ 16,212,107  $ 15,729,697          3.07%
 =====================================================================
 Book value per share         $     138.12  $     125.62          9.95%
 Tangible book value per share      127.72        115.02         11.04%
 ---------------------------------------------------------------------

                      SELECTED AVERAGE BALANCES
                      -------------------------

 (thousands, except    Three Months Ended           Year Ended
  shares outstanding;     December 31              December 31
  unaudited)            2007         2006         2007        2006
 ---------------------------------------------------------------------
 Total assets       $16,276,649  $15,628,835  $15,919,222  $15,240,327
 Investment
  securities          3,272,015    3,176,845    3,144,052    3,028,384
 Loans and leases    10,831,571   10,167,157   10,513,599    9,989,757
 Interest-earning
  assets             14,655,309   13,984,789   14,292,322   13,637,388
 Deposits            12,876,549   12,601,708   12,659,236   12,452,955
 Interest-bearing
  liabilities        12,216,067   11,601,752   11,883,421   11,262,423
 Shareholders'
  equity            $ 1,420,348  $ 1,292,771  $ 1,370,617  $ 1,241,254
 Shares
  outstanding        10,434,453   10,434,453   10,434,453   10,434,453
 ---------------------------------------------------------------------

                              ASSET QUALITY
                              -------------

                                  December 31  December 31
 (dollars in thousands; unaudited)   2007         2006        Change
 ---------------------------------------------------------------------
 Nonaccrual loans and leases          $ 13,021    $ 14,882      -12.51%
 Other real estate                       6,893       6,028       14.35%
 ---------------------------------------------------------------------
 Total nonperforming assets           $ 19,914    $ 20,910       -4.76%
 =====================================================================
 Accruing loans and leases 90 days
  or more past due                    $  6,941    $  5,185       33.87%
 Nonperforming assets to gross
  loans and leases plus other
  real estate                            0.18%        0.20%
 Allowance for credit losses to
  gross loans and leases                  1.32        1.35
 Net charge-offs to average loans
  and leases                              0.27        0.18
 ---------------------------------------------------------------------

                         CAPITAL INFORMATION
                         -------------------

 (dollars in thousands;          December 31  December 31
  unaudited)                         2007         2006         Change
 ---------------------------------------------------------------------
 Tier 1 capital                  $ 1,557,190  $ 1,456,947         6.88%
 Total capital                     1,836,763    1,732,026         6.05%
 Risk-weighted assets             11,961,124   11,266,342         6.17%
 Tier 1 capital ratio                  13.02%       12.93%
 Total capital ratio                   15.36        15.37
 Leverage capital ratio                 9.63         9.39
 ---------------------------------------------------------------------

CONTACT:  First Citizens Bank
          Barbara Thompson
          (919) 716-2716